Room 4561
      August 22, 2005

David Ayres
President
Prism Software Corporation
15500-C Rockfield Blvd.
Irvine, California  92618

      Re:	Prism Software Corporation
		Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
      File No. 0-19470

Dear Mr. Ayres,

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Brad Skinner
						Accounting Branch Chief
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David Ayres
Prism Software Corporation
June 24, 2005
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